EXHIBIT 99.2

On August 3, 2011, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good afternoon, ladies and gentlemen. Thank you so much for standing by and welcome to the inTEST Corporation Second Quarter 2011 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. Please press star, zero, for operator assistance at any time. For participants using speaker equipment, it may be necessary for you to pick up your handset before making your selection. This conference is being recorded today, Wednesday, the third 2011.

I would now like to turn the conference over to Laura Guerrant inTEST Investor Relations Consultant. Go ahead.

Laura Guerrant:

Thank you, Joe. Joining us today from the company are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, inTEST's Treasurer...

DUE TO TECHNICAL DIFFICULTIES, THE CONFERENCE CALL WAS DROPPED FOR APPROXIMATELY 15 MINUTES AND THEN RESUMED AS FOLLOWS:

Laura Guerrant:

Operator, thank you very much. We do apologize for the technical difficulty and appreciate your patience and for staying on line with us.

Joining us today from the company are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, inTEST's Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the second quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and we'll then have time for any questions. If you haven't received a copy of today's release, please email me at Laura@guerrantir.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon Management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include but are not limited to changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives and other risk factors set forth from time to time in the Company's SEC filings including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me know turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2011 Second Quarter Conference Call. While Hugh will review the financial results for the second quarter, I'd like to highlight some of our achievements. inTEST Corporation again reported solid results for the second quarter with bookings, net revenues and net earnings all improving on a sequential basis, fueled by continued strong contributions primarily from our thermal group which we have strategically diversified to address growth markets in both the semiconductor and non-semiconductor areas including aerospace, defense, automotive, telecommunications and medical pharmaceutical.

Bookings for the second quarter of $13.5 million increased 3% sequentially, marking our third quarter of sequential bookings growth.

Second quarter 2011 was a blow out quarter for us with net revenues of $13.8 million, increasing 18% sequentially, although decreasing 10% compared with the second quarter of 2010. And net income of $2.7 million or $0.26 per diluted share increased over first quarter 2011 net income of $1.3 million or $0.12 per diluted share and decreased compared with second quarter 2010 net income of $3.2 million or $0.31 per diluted share.

Second quarter 2011 net earnings reflect the effect of approximately $64,000 of cost associated with the preparation and filing of our registration statement on Form S-3 on May 3, 2011. These results are further testament to the soundness of our diversification strategy and the dedication and hard work of our entire team.

Now, let me turn to the segments in which we operate: mechanical products which include manipulators and docking hardware, electrical products or tester interfaces and thermal products.

In our mechanical products division, second quarter bookings were $4.3 million compared with first quarter bookings of $5.6 million. We have seen strong manipulator sales in relation to our docking business which is indicative of strong tester sales. These sales included a large portion of Cobal 250 and prober-only manipulators. Our Cobal 500 manipulator has been subject to some customer-suggested optimization and is now ready for sales and configurations for use with a significant number of popular testers including but not limited to the J750, the microFLEX and integraFlex, all from Teradyne; the Verigy 93000 and the Magnum SV and SSV, both from Nextest. As I explained in our last call, it is important to note that while the manipulators do carry lower margins due to the competitive nature of that business, they are a precursor for future business as their sales mean more testers are being built and shipped.

In addition to the robust manipulator sales, we also experienced strong docking business which has a positive effect on the margins.

For the electrical products segment, second quarter bookings were $1.7 million, consistent with first quarter bookings. We have made substantial inroads in this segment with an analog group of a large existing customer placing orders for multiple interfaces for use the with Eagle 200 testers.

And in our thermal products division, which was our strongest division, second quarter bookings were $7.5 million compared with first quarter bookings of $5.8 million, an increase of 29%. Thermal products offer an effective way to expand inTEST's served available market by acquiring non-semiconductor business, opening the company to diverse new growth industries.

Thermal Q2 bookings were strong in all geographical areas, including two new significant customers in Asia. And in Europe, first half bookings for 2011 are approaching total 2010 bookings.

In addition, Temptronic had significant sales to telecom customers. Key market segments in Q2 were military aerospace, telecom, fiberoptics and industrial which includes sensors and oscillators.

During the second quarter, our non-semiconductor-related bookings grew to 28% from 18% in the first quarter which places the company in a position to somewhat offset the softening order rate that has recently impacted the overall semiconductor industry. Asia has continued to show considerable strength. We had a significant fiberoptics order for our ThermoStream product and added two new customers from Taiwan. And in Europe where we are the exclusive ThermoStream supplier for a leading semiconductor company based in Germany and Austria, our bookings continue to be on the rise with first half bookings in this region nearing total 2010 bookings.

In summary, inTEST delivered another solid quarter in which we have continued to make considerable inroads on our growth initiatives. The diversification of our serve markets via our thermal group, the company's improved efficiencies and reduced operating costs attributable to our relocation of facilities are all strengths that we can leverage going forward.

Looking forward, we see a market with good opportunities although as many of our peers have recently related, global macro economic uncertainty is translating into more conservative plans on the parts of our customers. These more conservative plans have caused the semiconductor capex forecast for 2011 to be reduced by approximately 10%, creating a flat to slightly up 2011 semi equipment forecast.

Due to the uncertainty, our customers continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products. Accordingly, we are confident that the long-term growth prospects for inTEST Corporation remain positive and that 2011 total revenue and earnings per share will exceed that of 2010.

I will now turn the call over to our CFO for the financial review. Hugh, please go ahead.

Hugh Regan, Jr.:

Thank you, Bob. Net revenues for the quarter ended June 30, 2011, of $13.8 million increased 18% over the first quarter net revenues of $11.7 million and decreased 10% as compared with the second quarter 2010 net revenues of $15.3 million. Second quarter end user net revenues were $11.8 million, or 86% of net revenues, compared with first quarter end user net revenues of $10.1 million, or 86% of net revenues. OEM net revenues were $11.8 million, or 14% of net revenues, compared with first quarter OEM net revenues of $1.6 million, or 14% of net revenues. Net revenues for markets outside of semiconductor tests were $2.6 million, or 19% of net revenues, compared with $2.3 million, or 20% of net revenues in the first quarter.

On a product segment basis, first quarter net revenues for the mechanical products segment were $5.1 million, or 37% of net revenues, as compared with first quarter mechanical net revenues of $5.0 million, or 43% of net revenue. Our thermal product segment had net revenues of $6.7 million, or 49% of net revenues, as compared with first quarter net revenues of $5.4 million, or 46% of net revenues. Finally, our electrical products segment reported net revenues of $2.0 million, or 14% of net revenues, compared with first quarter net revenues of $1.3 million, or 11% of net revenues.

The company's overall net gross margin for the second quarter was $6.8 million, or 49%, as compared to with $5.1 million, or 44%, in the first quarter of 2011, and $7.4 million, or 48%, in the second quarter of 2010. The sequential improvement in gross margin was primarily due to the decrease in our fixed manufacturing costs in both absolute dollar terms and as percentage of net revenues. Our fixed manufacturing costs decreased from $1.8 million in the first quarter to $1.5 million in the second quarter. This decrease was driven by two factors: a reduction in run expense due to the relocation of our mechanical and thermal operations during the first quarter of 2011, and a reduction in the unapplied labor in our thermal segment due to the strong increase in production in the second quarter. This resulted in our fixed manufacturing cost as a percentage of our net revenues declining from 15% in the first quarter to 11% in the second quarter. To a lesser extent, there was a sequential reduction in our material costs which was 36.6% in the second quarter compared to 37.0% in the first quarter. The reduction in our material costs was due to a more favorable product mix in the second quarter compared to the first quarter.

The material costs in our mechanical products segment was 45.2% for the second quarter compared to 45.3% in the first, essentially unchanged. Material costs in our thermal products segment was 30.3% for the second quarter compared to 29.2% in the first quarter. Finally, the material costs for our electrical products segment was 35.7% for the second quarter compared to 36.1% in the first quarter.

I will now discuss the breakdown of operating expenses for the quarter. Selling expense for the second quarter was $1.6 million, or 12% of net revenues, compared with $1.4 million, or 12% of net revenues, for the 2011 first quarter, an increase of $202,000 or 15%. The increase was primarily the result of higher commission expense from the increased sales and, to a lesser extent, increased salary and benefit costs. These increases were partially offset by a reduction in our accruals for product warranty claims.

Second quarter engineering and product development expense was $822,000, or 6% of net revenues, compared with $813,000, or 7% of net revenues, for the first quarter, an increase of $9,000 or 1%. The increase was the result of higher levels of spending on R&D materials and patent legal costs, partially offset by reductions in salary and benefit costs.

General and administrative expense for the second quarter was $1.7 million, or 12% of net revenues, compared with $1.6 million, or 14% of net revenues in the first quarter, an increase of $32,000, or 2%. The increase in G&A expense was the result of accruals for profit-related bonuses and the costs associated with the filing of our registration statement on Form S-3 on May 3rd, partially offset by reductions in salary and benefit costs.

Other income for the second quarter was $10,000, compared with $56,000 for the first quarter. Other income for the first quarter included a $40,000 gain on the sale of fixed assets related to the move of our mechanical products segment.

For the second quarter, we recorded net income tax expense of $78,000, compared with an effective tax rate of 2.9%-excuse me, with an effective tax rate of 2.9%, compared with income tax expense of $60,000 for the first quarter which had an effective tax rate of 4.6%. The income tax expense recorded during the second quarter represented domestic state tax expense on our earnings. The reduction in our effective tax rate was caused by a higher proportion of foreign-based earnings in the second quarter which has a net operating loss carry forward to offset any foreign income tax expense. We currently expect to have an effective tax rate of approximately 3.1% for the balance of 2011. At the end of the second quarter, our federal net operating loss carry forward was approximately $1.9 million and our state NOLs range from approximately $150,000 to $3 million, depending on the state in question. We have fully utilized our NOLs in the states of Massachusetts and New Jersey.

Second quarter net earnings were $2.7 million or $0.26 per diluted share, as compared with first quarter net earnings of $1.3 million or $0.12 per diluted share. First quarter 2011 net earnings reflect the effect of approximately $128,000 in non-recurring costs related to the first quarter relocation of both the company's corporate headquarters and the operations of Temptronic Corporation. Second quarter 2011 net earnings reflect the effect of approximately $64,000 of non-recurring costs associated with the preparation and filing of the company's registration statement on Form S-3.

Consolidated headcount at the end of the second quarter which includes temporary staff was 141, compared with 130 at the end of the first quarter. Of the 11 staff added during the second quarter, nine were temporary production staff added in our thermal products segment in response to the significant increase in business the segment experienced. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels and with the operational economies we have developed, we continue to see no necessity of significant step increases in personnel as business ramps.

I will now turn to our balance sheet. With demand fluctuations being the norm in our business, it is critical that we always strive to strengthen our balance sheet and that in down markets we can continue to strategically invest in key R&D and growth initiatives. Cash and cash equivalents at the end of the second quarter were $8.9 million. This compares with $5.2 million reported at March 31, 2011. The increase in cash during the second quarter was caused by our increased profitability coupled with strong cash collections during the second quarter, with DSOs reducing from 63 days at March 31st to 53 days at June 30th. As noted last quarter, we continue to expect cash to grow sequentially throughout 2011.

Accounts receivable was $8.3 million at June 30, 2011, a decrease of $555,000 from March 31, 2011. This decrease was driven by the improvement in cash collections driven by the aforementioned decrease in our days sales outstanding.

Inventory at the end of the second quarter of 2011 was $4.3 million compared with $4.0 million reported at the end of the first quarter. The increase in inventory was due to the purchase of material [unintelligible] scheduled in the third quarter of 2011.

Capital expenditures during the second quarter were $66,000 compared with first quarter capital expenditures of $574,000. First quarter capital expenditures were significantly higher than normal due to the relocation of the mechanical and thermal products segments operations.

As Bob noted earlier, bookings for the second quarter were $13.5 million and bookings for markets outside of semiconductor test were $3.8 million, or 28% of second quarter bookings. This compares with 2011 first quarter bookings of $13.1 million with bookings for markets outside of semiconductor test of $2.3 million, or 18% of first quarter bookings.

The backlog at the end of the second quarter was $7.2 million compared with $7.5 million at the end of the first quarter of 2011.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the third quarter ended September 30, 2011, will be in the range of $12 million to $13 million and that the net earnings will be in the range of $0.13 to $0.18 per diluted share. We currently expect that our Q3 2011 material costs as a percentage of revenue will increase approximately 100 basis points due to a change in the anticipated product mix in our thermal products segment.

The third quarter net earnings guidance provided is before giving effect to a possible reversal of our deferred tax asset valuation allowances. Please note that our outlook is based on the Company's current views with respect to operating in market conditions and customer forecasts which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you are using speaker equipment, you will need to lift your handset before making your selection. One moment for our first question.

Once again ladies and gentlemen, if you would like to ask a question at this time, please press star, one. One moment, please.

We do have a question from the line of Bob Delean with Red Rock Partners. Go ahead, sir.

Bob Delean:

Hey guys, I had a couple of things. Hugh, could you get into a little more detail on this possible reversal of the deferred tax asset? Just give us a little more detail how that may play out.

Hugh Regan, Jr.:

Sure, Bob. Currently we have a net deferred tax asset of $3.2 million and when it becomes more likely than not that we'll fully utilize that, that is at the point at which we can reverse that valuation allowance. That's an assessment that's based on a number of factors and there are a lot moving parts to this. We have to fully evaluate each aspect of the deferred tax asset. That valuation allowance was put up several years ago after three years of losses. There is no concrete rule of thumb when you actually unwind that valuation allowance but we're looking at that and clearly looking at the trend for the balance of the year.

Bob Delean:

So is that a one-time thing that would hit in Q3 or be spread out over several quarters?

Hugh Regan, Jr.:

It would be a one-time hit when it does occur.

Bob Delean:

Okay. Okay. Also, I had a question about the gross margins. It seems like Q2-I know on the Q1 call you said that there was a lot of manipulators in Q1 and Q2 and you gave some descriptions of why the gross margins were so much ahead of your guidance in Q2. Again, a little more on that going forward. Can you talk about where you expect gross margins to land in Q3 and Q4 and beyond?

Hugh Regan, Jr.:

Clearly, the reason that we're guiding upward is because we have one of our operations, our thermal operation, has had significant sales of its Sigma products which have had heavy bookings in Q2 which will be shipping in Q3 which will drive up the material costs a little. We do see, with revenues coming down from the $13.8 million level to go between $12 and $13 million, that our fixed manufacturing costs, which declined from 16% of revenues in the first quarter to 11% in the second quarter, will probably go back up again to somewhere between 13 and 14% of revenues. So the gross margin is going to come down from 49%. It's probably going to range somewhere between, I would say, 44% on the low end to maybe 46, 47% on the high end.

Bob Delean:

That's real helpful. And finally, can you talk at all about what's happening on the acquisition front?

Hugh Regan, Jr.:

We continue to look for acquisitions. You know the company stock price is clearly at a very low level right now so our currency to get acquisitions completed is only the cash we have on the balance sheet plus our stock price which is rather dilutive to get transactions done at this point. We continue to look for opportunities but in the current macro economic environment with the stock very volatile, it makes using the stock to get a deal done rather difficult.

Bob Delean:

Okay. Thanks guys.

Hugh Regan, Jr.:

You're welcome.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you are using speaker equipment, you will need to lift your handset before making your selection. One moment, please.

At this time I show no questions in the queue. You may continue.

Hugh Regan, Jr.:

Thank you for your interest in inTEST. In closing, we remain confident in our business prospects. inTEST occupies a profitable niche space. We have a proven long-term history with our customers across the globe and provide high quality, mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that allow us to continue being a leader in our target market. Thank you again and we look forward to updating you on our progress when we report our third quarter results. Good evening.

Operator:

Ladies and gentlemen, this concludes the inTEST Corporation 2011 Second Quarter Financial Results Conference Call. This conference will be available for replay after 8PM Eastern Standard Time today through August 12th at midnight Eastern Standard Time. You may access the replay system at any time by dialing 1-800-406-7325 and entering the access code of 4461548. Thanks for your participation. You may now disconnect.

END